Exhibit 99.3

PRO FORMA VALUATION REPORT

GEORGETOWN BANCORP, INC.

Georgetown, Massachusetts

PROPOSED HOLDING COMPANY FOR:
GEORGETOWN SAVINGS BANK
Georgetown, Massachusetts

Dated As Of:

February 24, 2012

________________________________________

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 600

Arlington, Virginia  22201

________________________________________

February 24, 2012

Board of Directors

Georgetown Bancorp, MHC

Georgetown Bancorp, Inc.

Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.  Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion

On November 28, 2011, the respective Boards of Directors of Georgetown Bancorp, MHC (the “MHC”), Georgetown Bancorp, Inc. (“Georgetown Bancorp” or the “Company”), and Georgetown Savings Bank (the “Bank”), Georgetown, Massachusetts, adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the organization will convert to the fully public stock form of organization.  As a result of the conversion, the MHC, which currently owns a majority of the issued and outstanding common stock of the Company, will be merged into the Company, and the Company will be succeeded by a newly formed Maryland corporation with the identical name of Georgetown Bancorp, Inc.  For purposes of this document, the existing consolidated entity and the newly incorporated entity will hereinafter be referred to as Georgetown Bancorp or the Company, unless otherwise noted. Utilizing shares outstanding as of February 24, 2012, the MHC had a majority ownership interest in, and its principal asset consisted of approximately 56.7% of the common stock (the “MHC Shares”) of the Company.  The remaining 43.3% of Georgetown Bancorp common stock is owned by public stockholders.

It is our understanding that Georgetown Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account

Washington Headquarters
Three Ballston Plaza	Direct:	(703) 647-6549
1100 North Glebe Road, Suite 600	Telephone:	(703) 528-1700
Arlington, VA 22201	Fax No.:	(703) 528-1788
E-Mail: joren@rpfinancial.com	Toll-Free No.:	(866) 723-0594

Boards of Directors

February 24, 2012

Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable regulatory requirements governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares are expected to be offered for sale in a community offering.  Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated offering.

Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of Georgetown Bancorp will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

At this time, no other activities are contemplated for Georgetown Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company.  In the future, Georgetown Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the MHC, the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing the Appraisal, we have reviewed the regulatory applications of the MHC, the Company and the Bank, including the prospectus as filed with the Board of Governors of the Federal Reserve and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the MHC, the Company and the Bank that has included a review of audited financial statements for the fiscal years ended June 30, 2007 through 2009 and the fiscal years ended December 31, 2010 and 2011, as well as due diligence related discussions with the Company’s management; Shatswell, Macleod & Co., P.C., the Bank’s independent auditor; Luse Gorman Pomerenk& Schick, P.C., Georgetown Bancorp’s conversion counsel; and Keefe Bruyette & Woods, Inc., who has been retained as the financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors

February 24, 2012

We have investigated the competitive environment within which Georgetown Bancorp operates and have assessed the Company’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole, to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Georgetown Bancorp.  We have analyzed the assets held by the MHC, which will be consolidated with Georgetown Bancorp’s assets and equity pursuant to the completion of the Second-Step Conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared Georgetown Bancorp’s financial performance and condition with selected thrift institutions in accordance with the Valuation Guidelines.  We have reviewed the current conditions in the securities markets in general and the market for thrifts stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Georgetown Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by Georgetown Bancorp or its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company.  The valuation considers Georgetown Bancorp only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and the Bank and for all thrifts and their holding companies.  Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the value of the Company’s stock alone.  It is our understanding that Georgetown Bancorp intends to remain an independent institution and there are no current plans for selling control following completion of the Second-Step Conversion.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the Second-Step Offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 24, 2012, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) the shares to be issued publicly representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of Georgetown Bancorp – was $17,648,020 at the midpoint, equal to 1,764,802 shares at a per share value of $10.00.

Boards of Directors

February 24, 2012

Establishment of the Exchange Ratio

OCC regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Boards of Directors of the MHC, the Company and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders.  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription, community, and syndicated offerings and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value, and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.65467 shares of the Company for every one public share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.55647 at the minimum, 0.75287 at the maximum and 0.86580 at the supermaximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.  The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

[Table Omitted]

Board of Directors

February 24, 2012

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Georgetown Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the Second-Step Offering.

RP Financial’s valuation was based on the financial condition and operations of Georgetown Bancorp as of December 31, 2011, the date of the financial data included in the prospectus, along with shares outstanding as of February 24, 2012.  The proposed exchange ratio to be received by the current public stockholders of the Company and the exchange of the public shares for newly issued shares of Georgetown Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC, Georgetown Bancorp and the Bank.  RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Georgetown Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Georgetown Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

James J. Oren
Director

RP® Financial, LC.

TABLE OF CONTENTS

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.12
Lending Activities and Strategy		I.13
Asset Quality		I.16
Funding Composition and Strategy		I.17
Subsidiaries		I.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.2
Interest Rate Environment		II.3
Market Area Demographics		II.5
Local Economy		II.6
Unemployment Data		II.8
Market Area Deposit Characteristics and Trends		II.8

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.11
Credit Risk		III.13
Interest Rate Risk		III.13
Summary		III.16

RP® Financial, LC.

TABLE OF CONTENTS

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.5
4. Primary Market Area	IV.7
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.8
A. The Public Market	IV.9
B. The New Issue Market	IV.12
C. The Acquisition Market	IV.16
D. Trading in Georgetown Bancorp’s Stock	IV.16
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.18
Valuation Approaches	IV.18
1. Price-to-Earnings (“P/E”)	IV.20
2. Price-to-Book (“P/B”)	IV.22
3. Price-to-Assets (“P/A”)	IV.22
Comparison to Recent Offerings	IV.22
Valuation Conclusion	IV.23
Establishment of the Exchange Ratio	IV.23

RP® Financial, LC.

LIST OF TABLES

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Major Employers in Essex County	II.8
2.3	Market Area Unemployment Trends	II.9
2.4	Deposit Summary	II.10
2.5	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Inc as a % of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.15
4.4	Valuation Adjustments	IV.18
4.5	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Georgetown is a federally chartered savings bank headquartered in Georgetown, Massachusetts.  The Bank conducts business from its main office located at 2 East Main Street in Georgetown, Massachusetts, and its branch offices located in North Andover and Rowley, Massachusetts.  The Bank was originally established in 1868 as a Massachusetts state-chartered mutual savings bank and is located in northeast Massachusetts approximately 28 miles north of Boston.  The Massachusetts county of Essex represents the Bank’s primary market area, with a majority of the Bank’s business conducted there.  The remaining business operations are conducted in surrounding areas and counties, including southern New Hampshire.

In 2005, Georgetown Savings Bank was reorganized into a stock savings bank with a mutual holding company structure.  As a part of that reorganization, the Bank formed Georgetown Bancorp, Inc. (“Georgetown Bancorp or “the Company”) as the mid-tier holding company for Georgetown Savings Bank and sold a minority interest in Georgetown Bancorp, Inc. common stock to its depositors and employee stock ownership plan (“ESOP”) in a subscription offering.  The majority of Georgetown Bancorp Inc’s shares were issued to Georgetown Bancorp, MHC (the “MHC”), a mutual holding company organized under federal law.  As a mutual holding company, the MHC does not have any shareholders, does not hold any significant assets other than the common stock of Georgetown Bancorp, Inc., and does not engage in any significant business activity.  The reorganization and minority stock issuance was completed as of January 5, 2005.

As of December 31, 2011, the Company had $199.4 million in assets, $151.1 million in deposits and total equity of $20.3 million, or 10.2% of total assets.  A map of the company’s offices is included as Exhibit I, while the Company’s audited financial statements are included by reference as Exhibit I-2.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion

On November 28, 2011, the respective Boards of Directors of the MHC, Georgetown Bancorp and Georgetown Savings Bank (the “Bank”), Georgetown, Massachusetts, adopted a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Plan of Conversion and Reorganization whereby the organization will convert to the fully public stock form of organization.  As a result of the conversion, the MHC, which currently owns a majority of the issued and outstanding common stock of the Company, will be merged into the Company, and the Company will be succeeded by a newly formed Maryland corporation with the identical name of Georgetown Bancorp, Inc.  As of December 31, 2011, the MHC had a majority ownership interest in, and its principal asset consisted of approximately 56.7% of the common stock (the “MHC Shares”) of the Company.  The remaining 43.3% of Georgetown Bancorp common stock is owned by public stockholders.

It is our understanding that Georgetown Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable regulatory requirements governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares are expected to be offered for sale in a community offering.  Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated offering.

Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of Georgetown Bancorp will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

At this time, no other activities are contemplated for Georgetown Bancorp other than the ownership of the Bank, a loan to the employee stock ownership plan (“ESOP”) that will participate in the offering and reinvestment of the proceeds that are retained by the Company.  In the future, Georgetown Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Georgetown has been serving Essex County since its founding in 1868.  Following a long history of serving the City of Georgetown and contiguous markets, including southern New Hampshire, the Company entered the south Boston lending market during the early-to mid 2000’s to take advantage of the rapid development occurring in the region.  The Company has

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

historically followed a traditional thrift operating strategy, originating first position mortgage loans secured by 1-4 family properties in the local market area surrounding the office locations.  The Company completed the mutual holding company stock offering in 2005, which strengthened the equity base and permitted the Bank to further expand its operations.  In recent years, the Company has implemented a number of new strategies, including developing a commercial banking strategy which consisted of expansion of commercial real estate lending activities, providing commercial banking products and services to the business community in the market area served, and use of technology to improve efficiencies of operations.  In addition, a mortgage banking strategy has been pursued that provides for non-interest income in the form of gains on the sale of loans and ongoing loan servicing income, as such loans are sold on a servicing retained basis.  An investment portfolio strategy has been implemented to provide additional returns on investments, while at the same time minimizing credit and interest rate risk.  Such investments include tax-advantaged investments such as bank owned life insurance.  The Company has also pursued growth in core deposits, particularly from commercial deposits, which are lower cost and provide higher levels of fee income.

The additional equity to be obtained through the Second Step Conversion will enable additional retail growth and efficiency of operations.  The Bank will consider other growth avenues such as branch or whole bank acquisitions.  Furthermore, the equity from the stock offering will increase the Bank’s liquidity, leverage and growth capacity and the overall financial strength.  Georgetown’s higher capital position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio.  The increased equity is expected to reduce funding costs.  The Bank will also be better positioned to pursue growth and revenue diversification.  The projected use of proceeds is highlighted below.

o                                        Georgetown Bancorp, Inc.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, funds retained by the Company are expected to be invested into short-term investment grade securities and liquid funds.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

o                                        Georgetown Savings Bank.  Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Georgetown Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past four and one-half years.  From year end 2007 through December 31, 2011, Georgetown Bancorp’s assets increased at a 4.3% annual rate, with loans receivable, representing a majority of the asset base, increasing at a somewhat faster rate.  Assets increased steadily from fiscal 2007 through 2010, funded with increasing levels of deposits.  Assets have declined modestly since December 31, 2010 as the Bank has limited growth due to the desire to maintain the equity/asset ratio, and as lending activities have been somewhat limited as a result of lower loan demand in the current economic environment.  Equity increased from fiscal 2007 reflecting net profits over the time period and reached $20.3 million at December 31, 2011, or 10.2% of assets.  In fiscal 2007 and 2008 Georgetown Bancorp recorded net losses due to elevated levels of operating expenses and a limited net interest income ratio.  A summary of Georgetown Bancorp’s key operating ratios for the past four and one-half years is presented in Exhibit I-3.

Georgetown Bancorp’s loans receivable portfolio increased at a 5.4% annual rate from year end 2007 through December 31, 2011, with the loan portfolio exhibiting an upward trend from year end 2007 through year end 2010 and then declining during fiscal 2011.  As of December 31, 2011, loans receivable totaled $161.1 million.  The Company’s higher loan growth rate compared to total asset growth provided for an increase the loans-to-assets (inclusive of loans held for sale) ratio from 77.3% at year end 2007 to 81.2% at December 31, 2011.

While 1-4 family permanent mortgage loans represent the largest concentration in the Company’s loan portfolio, Georgetown Bancorp’s emphasis on implementation of a diversified lending strategy is evidenced by recent trends in the loan portfolio.  Trends in the Company’s loan portfolio composition over the past four and one half years show that the concentration of 1-4 family (including HELOC’s) loans comprising total loans decreased from a peak ratio of 81.0% of total loans at year end 2007 to 49.3% of total loans at December 31, 2011.  The decrease in the ratio of 1-4 family loans comprising total loans was due to loan growth of other loan types, as well as a decrease in the balance of 1-4 family loans.  The decrease in the 1-4

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

[Table Omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

family loan balance reflects the Company’s decision to sell a larger portion of its fixed rate loan originations in the low interest rate environment that has generally prevailed during recent years.  Commercial real estate/multi-family loans constitute the primary area of lending diversification for the Company, with such loans increasing from 11.3% of total loans at year end 2007 to 30.4% of total loans at December 31, 2011.  Other areas of lending diversification for Georgetown Bancorp include construction loans (increasing from 5.4% of total loans at year end 2007 to 14.4% of total loans at December 31, 2011), commercial business loans (increasing from 1.7% of total loans at year end 2007 to 6.3% of total loans at December 31, 2011).  Consumer loans have not been a historical focus of the Bank, and remained less than one percent of loans receivable over the time period shown in Table 1.1.

The intent of the Company’s cash and investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Georgetown Bancorp’s overall credit risk and interest rate risk objectives.  The cash and investment portfolio has historically been limited as the Company has emphasized lending activities for portfolio.  It is anticipated that proceeds retained at the holding company level as a result of the second step conversion will primarily be invested initially into investments with short-term maturities.  Over the past four and a half years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 8.2% of assets at year end 2010 to a high of 17.8% of assets at fiscal year end 2007.  As of December 31, 2011, cash and investment securities (inclusive of FHLB stock) totaled $28.7 million or 14.4% of assets.  The proportion of such funds has fluctuated over the time period shown in Table 1.1 as a result of the combined changes in total assets and loans receivable.

As of December 31, 2011, mortgage-backed securities comprised the largest segment of the Company’s investments.  As of December 31, 2011, the mortgage-backed securities portfolio totaled $6.0 million all of which was guaranteed or insured by GSEs.  Beyond the mortgage-backed securities portfolio, investment securities held by the Company at December 31, 2011 consisted of U.S. Government and agency obligations ($0.5 million).  As of December 31, 2011, $4.2 of investment securities were maintained as available for sale and there was a net unrealized after-tax gain on the investment portfolio of $134,000.  Exhibit I-4 provides historical details of the Company’s investment portfolio.  Other investments held by Company at December 31, 2011 consisted of $3.1 million of FHLB stock.  The Company also held cash and cash equivalents amounting to $19.1 million or 9.6% of assets at December 31, 2011, which was at a relatively high level compared to historical levels of cash and cash equivalents that

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

have been maintained by the Company, a result of more limited lending opportunities in the current economic environment, along with limited options for alternative investments that would provide materially higher yields.  The maintenance of the higher cash and cash equivalents balances has acted to limit overall asset yields and interest income levels.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers of the Company.  The purpose of the investment is to provide funding for the benefit plans of the covered individuals.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of December 31, 2011, the cash surrender value of the Company’s BOLI equaled $2.7 million or 1.4% of assets.

The Bank owns the headquarters office in the city of Georgetown and the Rowley office, and leases the North Andover facility.  The total investment in fixed assets was $3.9 million, or 2.0% of assets as of December 31, 2011, a decrease from one year earlier.  The headquarters office was constructed in 2003, and most of the investment in fixed assets is contained in this office.

Since fiscal 2007 Georgetown Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows.  From year end 2007 through December 31, 2011, the Company’s deposits increased at a 10.1% annual rate.  Total deposits trended higher throughout the four and a half year period, increasing from $98.0 million or 59.3% of assets at year end 2007 to $151.1 million or 75.8% of assets at December 31, 2011.  Deposit growth in recent years has been primarily driven by money market accounts and certificates of deposit and, to a lesser extent, checking accounts, which has served to increase the concentration of core deposits comprising total deposits in recent years.  Core deposits comprised 69.9% of total deposits at December 31, 2011, versus 58.7% of total deposits at year end 2007.  Brokered deposits totaled a minimal $1.0 million as of December 31, 2011.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk, and have traditionally consisted of securities sold under agreements to repurchase and FHLB advances.  From year end 2007 through December 31, 2011, borrowings decreased at an annual rate of 13.2%.  The Company’s utilization of borrowings reached a peak balance of $59.9 million or 32.4% of assets at year end 2008 and then trended lower to $25.7 million or 12.9% of assets at December 31, 2011, as additional deposit funds were obtained for operations.  Borrowings held

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

by the Company at December 31, 2011 consisted of $25.1 million of FHLB advances and $0.4 million of securities sold under agreements to repurchase.

The Company’s equity increased at a 3.2% annual rate from year end 2007 through December 31, 2011, which was mostly attributable to increased earnings since the fiscal year ended 2008.  Equity growth was slightly less than the Company’s asset growth rate, which resulted in a decrease in the Company’s equity-to-assets ratio from 10.7% at year end 2007 to 10.2% at December 31, 2011.  All of the Company’s capital is tangible capital.  Georgetown Bancorp maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2011.  The additional stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.  At the same time, Georgetown Bancorp’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 presents the Company’s historical income statements for the reporting periods since fiscal year end June 30, 2007.  In calendar year 2010, Georgetown Bancorp changed its fiscal year end from June to December.  The Company’s reported earnings since fiscal 2007 ranged from a net loss of $0.7 million or 0.40% of average assets in 2008 to net income of $1.5 million or 0.70% of average assets in December 2010.  The net losses recorded in 2007 and 2008 were primarily related to increased personnel and compensation expense relative to certain retirement plans for executive officers, along with increased staffing and salary increases.  In addition, the Company experienced a relatively low net interest income ratio during fiscal years 2007 and 2008, due to higher funding costs.  Net interest income and operating expenses represent the primary components of the Company’s earnings.  The Company earns a relatively modest level of non-interest operating income, which is largely derived from fees generated from transaction deposits and, in more recent periods, mortgage banking operations.  Loan loss provisions have had a varied impact on the Company’s earnings since fiscal 2007.  The gains on sale of loans have been deemed to be recurring income as mortgage banking is an ongoing operation of the Company.

Since fiscal 2007, the Company’s net interest income to average assets ratio ranged from a low of 2.31% during 2007 to a high of 4.18% for the twelve months ended December 31, 2011.  The comparatively higher net interest income ratios reported for 2010 and the most

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I.9

[Table Omitted]

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I.10

recent twelve month period have been facilitated by wider yield-cost spreads, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields.  The changing composition of the deposit base, which includes increases in core deposits and lower levels of relatively higher costing CDs has also contributed to lowering the Company’s funding costs.  As shown in Table 1.2, the interest expense ratio has declined from 3.07% for fiscal 2007 to 1.22% in fiscal 2011, a reduction of 185 basis points.  Over the same time period, the level of interest income has remained relatively stable as a percent of average assets, increasing from 5.38% for fiscal 2007 to 5.40% for fiscal 2011.  The interest income ratio has been supported by the presence of fixed rate residential loans in portfolio, and the increasing balances of commercial real estate and commercial business loans which typically carry higher yields than traditional residential mortgage loans.  The Bank’s level of interest income has also been supported by the relatively modest level of non-accruing loans, which would act to reduce the level of interest income recognized.  The Company’s interest rate spread equaled 4.18% for the twelve months ended December 31, 2011 versus an interest rate spread of 1.97% during 2007.  The Company’s net interest rate spreads and yields and costs for the period covered in Table 1.1 are set forth in Exhibits I-3 and I-5.

Non-interest operating income (exclusive of gains on the sale of loans) has been a fairly stable contributor to the Company’s earnings over the past four and one-half years, ranging from a high of 0.53% of average assets during 2008 to a low of 0.32% of average assets during the twelve months ended December 31, 2011.  Service fees generated from transaction accounts and BOLI income account for the majority of non-interest operating income for the Company.  As described earlier, additional income is recognized as the Company conducts mortgage banking operations whereby long term fixed rate residential loans are sold into the secondary market on a servicing retained basis.  Since fiscal 2007 the Company has recorded gains on the sale of loans ranging from a high of $0.6 million in fiscal 2010 to a low of $0.2 million in fiscal 2009.  For the 12 months ended December 31, 2011, gains on the sale of loans totaled $0.4 million or 0.32% of average assets.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 3.05% of average assets during 2009 to a high of 3.68% of average assets during 2008.  For the twelve months ended December 31, 2011, operating expenses totaled $6.7 million or 3.40% of average assets.  The operating expense ratios maintained by the Company reflect the expenses associated with salaries and employee benefits, occupancy

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

and equipment, data processing, professional fees, advertising and other administrative expenses, including the expansion of the commercial lending operations over the past few years.  Expenses have trended upward in dollar amount and as a percent of average assets although the overall increase in assets has limited the impact of such increases.  The Company’s off-balance sheet portfolio of loans serviced for others also places upward pressure on the operating expense ratio as a percent of average assets.  Upward pressure will be placed on the Company’s operating expense ratio following the second-step offering due to additional stock benefit plan expenses.  At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through continuing to pursue its growth strategies.

The trends in the net interest income and operating expense ratios since fiscal 2007 have caused the expense coverage ratio (net interest income divided by operating expenses) to increase from a low of 68.4% in fiscal 2008 to a higher of 123.1% in fiscal 2011, a favorable trend.  Similarly, Georgetown Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has declined fiscal 2007, and was 75.5% during fiscal 2011, a decline from a high of 120.7% in fiscal 2008.  The increasing level of net interest income and non-interest income has assisted in improving the efficiency ratio.  Going forward, the Bank believes the efficiency ratio should improve with continued efforts to control operating expenses and reinvestment of the offering proceeds.

Over the past four and a half years, loan loss provisions established by the Company ranged from a low of $105,000 or 0.06% of average assets during 2007 to a high of $949,000 or 0.48% of average assets for the most recent 12 month period.  Higher loan loss provisions were established in 2011 to address an increase in the level of non-performing assets.  As of December 31, 2011, the Company maintained loan loss allowances of $1.8 million, equal to 1.13% of net loans receivable and 58.22% of non-performing loans.  Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past four and a half years.

Non-operating income over the past four and a half years has consisted of gains and losses on the sale of loans as a result of the mortgage banking operations, as the Company has not engaged in sales of investment securities or other non-operating strategies.  Overall, non-operating income ranged from of $0.2 million or 0.11% of average assets during 2009 to $0.6 or 0.30% of average assets during fiscal 2010.  Mortgage banking income has become a core component of the Company’s operations and is no longer viewed as a non-recurring item and,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

therefore, it is considered to be part of the Company’s core earnings.  As a result of selling loans on a servicing retained basis, Georgetown Bancorp maintained a loans serviced for others portfolio of $57.9 million as of December 31, 2011.  The value of this servicing was capitalized on the balance sheet at an amount of $458,000, or 0.79% of the principal balance of loans serviced.

The Bank’s income tax status has been impacted by the varying levels of income recorded since fiscal 2007 and by the investment in BOLI, which provide tax-advantaged income.  For fiscal years 2007 and 2008, Georgetown Bancorp recorded tax benefits based on the recorded taxable loss.  The effective tax rates since fiscal 2009 have ranged from a low of 34.1% in fiscal 2009 to a high of 37.1% in fiscal 2010.  The Bank’s marginal effective statutory tax rate approximates 40%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.

Interest Rate Risk Management

The Company’s balance sheet is asset-sensitive and, thus, the net interest margin will typically be positively affected during periods of rising and higher interest rates.  Georgetown Bancorp measures its interest rate risk exposure by use of a third party vendor which calculates changes in cumulative gap positions, net interest income, net income and the economic value of equity (“EVE”) under assumed and instantaneous changes in the U.S. treasury yield curve.  Utilizing figures as of December 31, 2011, based on a 2.0% instantaneous and sustained increase in interest rates, the third party NPV model indicates that the Bank’s EVE would increase by 5.4% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance sheet through offering a variety of adjustable rate loan products, including adjustable rate 1-4 family, multi-family and non-residential mortgage and non-mortgage loans.  In addition, the Company offers shorter term fixed rate loan products, sells a majority of originations of 1-4 family fixed rate loans into the secondary market.  As of December 31, 2011, ARM loans comprised 55.3% of total loans due after December 31, 2012 (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposit, and uses alternative funding sources such as FHLB advances.  Transaction

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I.13

and savings account deposits comprised 69.9% of the Company’s deposit composition at December 31, 2011.  In addition, the investment securities portfolio is being more closely managed in terms of limiting interest rate risk through the purchase of shorter term or average life securities.  Due in part to limited quality lending opportunities, the level of short-term and overnight cash equivalents has increased.  Although this has limited the interest income earned on these assets, these assets have shortened the overall duration of the asset base.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates.  Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.  The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s equity position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Georgetown Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio.  Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by construction loans.  Other areas of lending diversification for the Company include home equity loans, commercial business loans, and consumer loans.  In addition, the lending strategies include a mortgage banking operation, with the majority of long term, fixed rate residential loans sold into the secondary market on a servicing retained basis.  This activity provides fee income on the sale of loans and assists in the management of interest rate risk.  Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial business loans and commercial real estate loans, along with continuing the mortgage banking operations.  The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company as well.  Exhibit I-9 provides historical detail of Georgetown Bancorp’s loan portfolio composition over the past four and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2011.

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Georgetown Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans for terms of up to 40 years, with fixed rate loans constituting the major portion of the Company’s 1-4 family portfolio in recent years.  Generally, 1-4 family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance (“PMI”) required on loans with a loan-to-value (“LTV”) ratio in excess of 80%.  Most 1-4 family loans are generally underwritten to secondary market guidelines to permit sale of fixed rate loans.  The Company offers ARM loans for 1-4 family properties, primarily with an interest rate based on the one-year LIBOR Index, which adjusts on an annual basis.  In addition, loans are originated that are fixed for an initial period of up to five years, and then adjust on an annual basis.  Individual interest rate adjustments are usually limited to two percent, with a five percent maximum adjustment over the life of the loan.  As of December 31, 2011, the Company’s outstanding balance of 1-4 family loans equaled $62.6 million or 38.5% of total loans.

Loan origination sources typically include walk-in customers, in-house originations of existing and past customers, referrals from advertising efforts and contacts with local realtors and other professionals.  Georgetown Bancorp also participates in certain loan programs, such as a first-time home buyers program offered by the state government.  Underwriting standards for these loans are provided by the state agencies, and typically carry a maximum LTV of 95%, with PMI required for all balances above an 80% LTV.

Consistent with the focus on residential mortgage lending products, Georgetown Bancorp has been active in home equity (second position) lending, with the focus of such lending conducted in the primary market area.  Home equity loans and lines of credit also have been pursued for interest rate risk and yield enhancement benefits, and totaled $17.1 million, or 10.5% of total loans as of December 31, 2011.  These loans are originated with either fixed or adjustable rates, and with combined loan-to-value ratios up to 85%.  HELOC’s are offered with fixed-rates of interest and with terms of up to 15 years and have adjustable-rates of interest that are generally equal to the prime rate, as reported in The Wall Street Journal, plus 0.50% with a current floor rate of 4.00%.

Commercial real estate lending has been a primary strategy of Georgetown over the past several years.  The Company’s commercial real estate portfolio, including commercial lines of credit, is generally secured by properties such as small office buildings or retail facilities, multi-unit apartment buildings and 1-4 family investment properties.  These loans are usually made with maximum loan-to-value (“LTV”) ratios of 80% of the appraised value of the property.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Commercial loans include a maximum term of 10 years with an amortization period of 25 years.  Interest rates are either fixed or adjustable and are usually indexed to Federal Home Loan Bank of Boston advance rates.  The Company generally requires that the properties securing these real estate loans have debt service coverage ratios of at least 1.25 times.  Prior to originating commercial real estate loans, the Company considers the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the underlying business and the value of the underlying property.  Commercial real estate loans made to corporations, partnerships and other business entities require additional guarantees by the borrowers.  At December 31, 2011, commercial real estate mortgage loans totaled $49.3 million, which amounted to 30.0% of total loans.

The Company originates construction loans for the development of 1-4 family residential properties to local developers and to individuals for the construction of their personal residences.  The Company’s construction loans generally have interest-only payments during the construction phase, and most loans have a term of 12 months.  Residential construction loans can be made with a maximum loan-to-value (“LTV”) ratio of 90%, provided that the borrower obtains PMI on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less.  The Company requires an appraisal on the property and also reviews and inspects each property before disbursement of funds during the term of the construction loan.  Georgetown Bancorp also makes construction loans for commercial development projects and properties including multi-family, apartment, retail and office buildings, and strip malls.  These loans generally have an interest-only phase during construction and are generally have fixed rate terms.  The maximum loan-to-value ratio limit applicable to these loans is generally 80%.  As of December 31, 2011, Georgetown Bancorp’s outstanding balance of construction loans totaled $23.2 million or 14.3% of total loans.

The Company’s diversification into non-mortgage types of lending consists primarily of commercial business loans and, to a less extent consumer loans.  The Company originates commercial business loans to a variety of professionals, sole proprietorships and small businesses.  Such loans are generally used for short and long-term working capital purposes such as purchasing inventory, equipment or furniture.  The maximum amount of a commercial business loan is limited by the Company’s loans-to-one-borrower limit of 15% of unimpaired capital.  Commercial business loans are made with either adjustable or fixed-rates of interest and fixed maturity or lines of credit.  Variable rates are generally based on the prime rate plus a margin while fixed-rate commercial business loans are set either at a margin above the Federal

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Home Loan Bank of Boston comparable advance rate or the prime rate swap curve.  Depending on the amount of the loan and the collateral used to secure the loan, commercial business loans are made in amounts of up to 80% of the value of the collateral securing the loan.  At December 31, 2011, commercial business loans totaled $10.1 million, which amounted to 6.3% of total loans.

The Company offers consumer loans, mainly out of convenience, to customers residing in the primary lending market area with acceptable credit ratings.  Consumer loans generally consist of loans secured by deposit accounts, automobile loans and unsecured personal loans.  Consumer loans totaled $0.5 million or 0.3% of total loans at December 31, 2011.

Exhibit I-11 provides a summary of the Company’s lending activities over the past four and one-half years.  Lending volume declined in fiscal 2011, from $116.1 million during the 12 months ended December 31, 2010 to $75.8 million during fiscal 2011.  Within the specific loan categories, indicative of the mortgage banking strategy, 1-4 family residential first mortgage loan originations totaled $99.8 million for the most recent two fiscal years, or 52.0% of total originations over the two year period.  Commercial lending originations equaled $35.3 million, or 18.4% of total originations for the most recent two year period.  The Company has not purchased loans over the time period shown in Exhibit I-11.  As discussed earlier, loan sales totaled $40.6 million for fiscal 2010, and decreased to $19.4 million for the year ended December 31, 2011, indicative of the lower level of refinancing activity in recent periods.

Asset Quality

The Company’s historical 1-4 family lending emphasis and current lending emphasis on lending in local and familiar markets have supported the maintenance of relatively favorable credit quality measures, even as credit market conditions have experienced significant deterioration in recent years.  Over the past four and one-half years, Georgetown Bancorp’s balance of non-performing assets ranged from a low of 0.15% of assets at year end December 2010 to a high of 1.59% of assets at year end 2011.  The Company held $3.2 million of non-performing assets at December 31, 2011.  As shown in Exhibit I-12, non-performing assets at December 31, 2011 consisted of $3.1 million of non-accruing loans and a minimal balance of real estate owned.  One to four family and multi-family construction loans accounted for the largest concentration of the Company’s balance of non-performing loans ($2.4 million, or 77% of total non-performing assets).

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I.17

To track the Company’s asset quality and the adequacy of valuation allowances, Georgetown Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Classified assets are reviewed quarterly by senior management and the Board of Directors.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  Provisions for loan losses of $949,000 were established in fiscal 2011 as a result of the increase in non-performing assets, and the Company experienced net chargeoffs of $776,000 during the same time period.  As of December 31, 2011, the Company maintained loan loss allowances of $1.8 million, equal to 1.13% of net loans receivable and 58.22% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2011, deposits accounted for 85.5% of Georgetown Bancorp’s interest-bearing funding composition.  Exhibit I-13 sets forth the Company’s deposit composition for the past four and one-half years.  Transaction and savings account deposits constituted 69.9% of total deposits at December 31, 2011, with recent trends showing the concentration of core deposits increasing over the past four and one-half years.  The increase in the concentration of core deposits comprising total deposits since year end 2007 was primarily realized through growth of NOW and money market deposit accounts.  NOW and money market account deposits comprised 72.9% of the Company’s core deposits at December 31, 2011.

The balance of the Company’s deposits consists of CDs, which equaled 30.1% of total deposits at December 31, 2011 compared to 41.3% of total deposits at June 30, 2007.  Georgetown Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less).  The CD portfolio totaled $45.4 million at December 31, 2011 and $27.6 million or 60.7% were scheduled to mature in one year or less.  Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of December 31, 2011.  As of December 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $21.9 million or 48.2% of total CDs.  The Company maintained $1.0 million of brokered CDs at December 31, 2011.

Borrowings have served as an alternative funding source for the Company to facilitate management of funding costs, liquidity and interest rate risk.  The Company maintained $25.7 million of borrowings at December 31, 2011, which consisted of $25.1 million of FHLB advances

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

and $0.3 million of securities sold under agreements to repurchase.  For the 12 months ended December 31, 2011, the weighted average rate on the FHLB advances equaled 3.44%.  FHLB advances held by the Company at December 31, 2011 generally had maturities to a maximum of five years.  Exhibit I-15 provides further detail of the Company’s borrowings activities during the past four and one-half years.

Subsidiaries

Georgetown Securities Corporation is a wholly owned subsidiary of the Bank established in 1995 as a Massachusetts securities corporation for the purpose of buying, selling and holding securities on its own behalf. The income earned on Georgetown Securities Corporation’s securities is subject to a significantly lower rate of state tax than that assessed on income earned on securities maintained at the Bank.  At December 31, 2011, Georgetown Securities Corporation had total assets of $8.4 million, all of which were in securities and cash to be invested.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II.  MARKET AREA

Introduction

Established in 1868, Georgetown conducts operations in the northeastern portion of Massachusetts through its headquarters office location in Georgetown, Essex County, Massachusetts and two additional branch offices also located in Essex County.  The Company conducts the majority of its business in Essex County and surrounding areas, including the Boston, Massachusetts metropolitan area, and southern sections of New Hampshire.  Essex County reported a population of approximately 746,000 as of the year 2010, indicating a sizeable population base for potential business opportunities.  The Company’s immediate market area includes rural and semi-developed areas of northeastern Massachusetts.  A number of population centers exist in the market area, operating as economic and demographic centers, primarily along the Merrimack River.  The major cities and population centers within the primary market area include Haverhill, Lawrence and Methuen.  Although Essex County includes portions of the northern suburbs of the city of Boston, the Company’s operations are more concentrated in the northern sections of Essex County.  Details of the office facilities are presented in Exhibit II-1, while a map of the office network is shown below.

[Graphic Omitted]

RP® Financial, LC.	MARKET AREA
II.2

Future growth opportunities for Georgetown depend on future growth and stability of the regional economy (in particular the areas surrounding the Company’s office locations), demographic growth trends and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company, the relative economic health of the market area and the relative impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole.  The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts.  The overall economic recession was the worst since the great depression of the 1930s.  Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services.  Total personal wealth declined notably due to the housing crisis and the drop in real estate values.  As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (1.6% annualized growth in the third quarter of 2009 and 5.0% annualized growth in fourth quarter of 2009).  The economic expansion has continued since that date, with GDP growth of 2.8% for calendar year 2010 and at an average rate of 1.7% for the first three calendar quarters of 2011.  Notably, a large portion of GDP growth during 2009 through 2011 was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

The economic recession caused the inflation rate to decrease notably during 2009.  Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period.  There was a decline in prices during eight of the 12 months during 2009.  Reflecting a measure of recovery of the economy, the national annualized inflation rate was 1.64% for 2010 and a somewhat higher 3.16% for 2011.  The national unemployment rate recorded a recovery over the past 12 months.  The reduction in employment during the recession led to fears of a prolonged period of economic stagnation, as consumers were unwilling or unable to increase spending.  Indicating a level of improvement, the national unemployment rate equaled 8.5% as of December 2011, a decline from 9.4% as of December

RP® Financial, LC.	MARKET AREA
II.3

2010, but still high compared to recent historical levels.  There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth.  The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected little improvement over the last 12 months, reporting significant volatility and remaining trendless at the fiscal year end.  As an indication of the changes in the nation’s stock markets over the last 12 months, as of December 31, 2011, the Dow Jones Industrial Average closed at 12,217.56, an increase of 5.60% from December 30, 2010, while the NASDAQ Composite Index stood at 2,605.15, a decrease of 2.17% over the same time period.  The Standard & Poors 500 Index totaled 1,257.60 as of December 31, 2011, a decrease of 0.02% from December 31, 2010.

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, median home values remained well below historical highs in many areas of the country, and the housing construction industry has been severely limited.  These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions.  Despite efforts by the federal and state governments to limit the impact of the housing crisis, there remain concerns about a “double-dip” housing recession, whereby another wave of foreclosures occurs.  Therefore, the Company will continue to employ strict, prudent underwriting for such loans being placed into its portfolio, and will work to aggressively resolve substandard credits.

Interest Rate Environment

In terms of interest rates, through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%.  Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation.  Through June 2006, the Fed had increased interest rates a total of 17 times, and as of June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004.  The Fed then held these two interest rates

RP® Financial, LC.	MARKET AREA
II.4

steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news.  Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%.  These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates have remained in effect through early 2010.  In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy.  The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve.  This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible.  The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.  As of December 31, 2011, one- and ten-year U.S. government bonds were yielding 0.12% and 1.89%, respectively, compared to 0.29% and 3.30%, respectively, as of December 31, 2010.  This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008, and has remained at that level since that date.

Based on the consensus outlook of 54 economists surveyed by The Wall Street Journal in December 2011, economic growth is expected to improve from an annualized growth rate of 1.7% in 2011 to 3.1% in 2014.  Most of the economists expect that the unemployment rate will decrease from 2012 through 2014, but the pace of job growth will only serve to bring the unemployment rate down slowly.  On average, the economists expect that the unemployment rate will be 7.2% by the end of 2014, with the economy adding around 1.6 million jobs during calendar year 2012.  On average, the economists did not expect the Federal Reserve to begin raising its target rate until the middle of 2013 and the yield on the 10-year Treasury would increase to 2.75% by the end of 2012.  Inflation pressures were forecasted to remain in the range of 2.2% to 2.5% through the end of 2014, and that the price of oil was expected to settle around $100 a barrel.  The economists also forecasted home prices would increase by a

RP® Financial, LC.	MARKET AREA
II.5

modest 0.6% in 2012, as measured by the Federal Housing Finance Agency index.  Housing starts were forecasted to increase modestly in 2012, but remain at historically depressed levels.  Data on historical interest rate trends is presented in Exhibit II-2.

Market Area Demographics

Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area county from 2000 to 2010 and projected through 2015, with additional data provided in Exhibit II-3.  Data for the nation, the Commonwealth of Massachusetts and the Boston metropolitan statistical area is included for comparative purposes.  The Bank’s primary market area of Essex County contained a total population of 746,000 as of 2010.  The population base of Essex County is relatively spread out in the various sections of the county, including the “mill towns” of Haverhill, Lawrence and Metheun in the north and the northern Boston suburbs in the southern portion of the county.  Essex County reported population growth from 2000 to 2010 at a rate of 0.3% annually, a rate parallel with the statewide average but much lower than the national average of 1.0%.  These trends are projected to continue over the next five years through 2015.

These population trends represent a moderately positive trend for Bank as the market area has certain areas of strong growth and certain areas of weaker growth.  The overall population base provides a source of business for financial institutions, although the Bank operates in a semi-rural area with small cities functioning as population centers.  Competition is relatively high in Essex County, as there were a total of 41 financial commercial banks and savings institutions operating in the county.  As shown in Table 2.1, the number and growth of households performed comparably to trends in population over the same time period, with households in Essex County experiencing a 0.3% growth rate from 2000 to 2010 which was in line with the statewide average.  Furthermore, the population and household growth trends described above are forecasted to slightly decrease over the next five years, which is slightly less favorable in terms of new business prospects in the Bank’s market area.

Table 2.1 also details the age distribution of the residents of the Bank’s market area county and reveals that Essex County has a similar age distribution characteristics as the state and a slightly older population profile than the nation.

Examination of another characteristic of the Bank’s market area, median household income levels, revealed that Massachusetts and Essex County both reported income levels well

RP® Financial, LC.	MARKET AREA
II.6

[Table Omitted]

above national averages, and indication of the substantial wealth in the Boston MSA.  Median household income levels for Essex County as of 2010 were somewhat above the statewide average (2.4% higher) but were 27.0% above the national average.  The relatively higher incomes in Essex County reflect the position of Essex County as an outer suburb of Boston, where income levels can be expected to be higher.  Per capita income levels were modestly lower than the statewide average.  In addition, recent historical and projected income growth rates were all above the national trends.  Household income distribution rates for 2010 also reveal the higher income figures of the market area as a higher proportion of Massachusetts, Boston MSA and Essex County residents reported income in the higher ranges (above than $50,000) than the United States.

Local Economy

The local Essex County area was historically based on manufacturing, but similar to many areas of the country, has been transferred into a more services oriented economy in the last couple of decades with employment in most large economic sectors.  A large portion of Essex County residents work in other nearby areas, including the city of Boston and the Route 128 area, and thus Essex County to an extent serves as a bedroom community.

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Essex County, as well as Massachusetts.

[Table Omitted]

Wholesale/retail employment followed by government employment represented the second and third largest employment sectors in Essex County.  The manufacturing industry, once the backbone of the regional economy, has generally experienced a shrinking job base reflecting a trend of manufacturers moving out of urban markets, particularly in the Northeast.  The presence of a higher level of manufacturing employment (10.4%) generally is an unfavorable characteristic, as the manufacturing sector of the economy has been declining for a number of

RP® Financial, LC.	MARKET AREA
II.7

decades.  Additionally, the market area served by the Company has a fairly diversified economy with healthcare, high-tech and energy companies constituting major sources of employment in the Company’s regional market area.  See Exhibit II-4 for additional details regarding the employment base of the Company’s market area and region.

Table 2.3 below illustrates the major employers in the Company’s market area of Essex County.  As shown, the specific companies include various economic sectors, such as technology, health care and education.

[Table Omitted]

RP® Financial, LC.	MARKET AREA
II.8

Unemployment Data

As another indication of the economic environment within which the Company operates, recent unemployment data for the primary market area is shown in Table 2.4.  The December 2011 unemployment rate for Essex County was 7.0%, which was slightly above the comparable unemployment rate for Massachusetts of 6.5%, while remaining well below the nationwide unemployment rate of 8.5%.  Evidence of a partial recovery from the economic downturn is reflected in the lower December 2011 unemployment rate for Essex County compared to a year ago, which was consistent with national and state trends.  This unemployment rate in Essex County is a favorable indication of the local and regional economy in which the Bank operates, such that demand for financial services products may improve in relation to other areas of the country.

[Table Omitted]

Market Area Deposit Characteristics and Competition

Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the Commonwealth of Massachusetts and the Company’s market area of Essex County from June 30, 2006 to June 30, 2011.  Deposit growth trends are important indicators of a market area’s current and future prospects for growth.  Massachusetts’ state deposits increased at an annualized rate of 5.7% over the five year time period shown in Table 2.5, with commercial banks increasing deposits at an annual rate of 6.9%, while savings and loan associations recorded an annual increase of 3.6%.  Commercial banks hold a majority of the deposit market in Massachusetts, and as of June 30, 2011, commercial banks held a market share of 65.8% of total bank and thrift deposits.

[Table Omitted]

Within Essex County, the table indicates that total deposit growth from 2006 to 2011 was 2.8% annually, indicating a slower growth market area.  Comparable to the statewide trends, savings institutions recorded a 4.8% increase in deposits in Essex County over that time period.

RP® Financial, LC.	MARKET AREA
II.9

Georgetown was one of many financial institutions operating in Essex County as of June 30, 2011, and thus held a relatively modest market share position of 0.9%.

The Company’s market area deposit market share figure is representative of the overall size of the deposit base in Essex County and the Company’s smaller size, indicating a less competitive position for the Company.  While future deposit gains and market share gains may be likely given the low current market share, the competitive environment has proven to be significant.  Since June 30, 2006, Georgetown has experienced a net increase of deposits at an annualized rate of 8.7%, serving to slightly increase the Company’s market share.

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Georgetown Bancorp.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, Georgetown Bancorp has sought to emphasize its community orientation in the markets served by its branches.  There are a total of 41 banking institutions operating in Essex County, with Georgetown Bancorp holding the 23rd largest market share of deposits.  Table 2.6 lists the Company’s largest competitors in Essex County, based on deposit market share as noted parenthetically.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Georgetown’s operations and financial characteristics versus a group of comparable publicly-traded thrift institutions (the “Peer Group”) selected from the universe of all publicly-traded thrift institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance.  The basis of the pro forma market valuation is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences of Georgetown in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Georgetown, key areas are examined for differences to determine if valuation adjustments are appropriate in the following areas:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance.  The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held.  Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  We excluded those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics.  There are approximately 140 publicly-traded thrift institutions nationally, which includes approximately 25 publicly-traded MHCs.  Given the limited number of public full stock thrifts, it is typically the case

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group.  To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences.  Since Georgetown will be fully public upon completion of the second step conversion offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group and excluding those in MHC form.

Based on the foregoing, from the 116 fully converted publicly-traded thrifts, we selected ten with characteristics relatively similar to Georgetown, The selection process applied is first described below, and then each member is briefly described.

•                  Screen #1:  New England, New York and New Jersey institutions with assets less than $700 million, excluding MHC’s, recent conversions and companies under acquisition.  Eleven companies met the criteria for Screen #1 and nine l were included in the Peer Group.  Of the other two companies, Carver Bancorp of New York was excluded due to unusual financial characteristics, including substantial new losses and low equity ratios.  Elmira Savings Bank was excluded due to the presence of Troubled Asset Relief Program funds that distorted market pricing ratios.

•                Screen #2:  New York and New Jersey institutions with assets between $700 million and $1.1 billion, excluding MHC’s, recent conversions and companies under acquisition.  Two companies met the criteria for Screen #2 and one (Beacon Federal) was included in the Peer Group.  Hingham Institution for Savings was excluded due to a low equity position and elevated return on assets and return on equity ratios (financial characteristics not comparable to Georgetown)

Table 3.1 shows the general characteristics of each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Georgetown, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Georgetown’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

o                Beacon Federal Bancorp of NY (“BFED”) BFED, the largest Peer Group member, operates 8 offices in New York state, and utilized borrowings to a greater extent that the Peer Group on average, and a higher amount of investment in loans as a percent of assets.  Beacon’s tangible equity/assets ratio was slightly below the Peer Group average.  Above average profitability was due to the lowest operating expense ratios of all Peer Group members, offset in part by a low net interest income ratio after provisions.  Beacon had a high level of loan diversification away from residential assets in the form of consumer and commercial loans.  Asset quality ratios were more favorable than the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

o    Oneida Financial Corp. of NY (“ONFC”) ONFC, operating from 13 offices in New York, maintained a relatively high cash & investment/assets ratio and an above average equity/assets ratio compared to the Peer Group members.  Oneida contained the most intangible assets of all Peer Group members, as the tangible equity ratio was lower than the Peer Group average.  Net income was well above the Peer Group average, a result of low interest expense levels.  The loan portfolio composition contained a lower level of residential loans and commercial loans, along with a higher investment in MBS.  Asset quality ratios were more favorable than the Peer Group.

o    Chicopee Bancorp Inc. of MA (“CBNK”) CBNK, the third largest Peer Group member, operates 8 offices in Massachusetts.  Chicopee reported a higher loans/assets and a similar funding structure as the Peer Group on average.  The equity/assets ratio was above the Peer Group average.  Profitability was second lowest of the Peer Group, caused by lower non-interest income and somewhat higher operating expenses.  CBNK operated with a greater investment in non-residential real estate assets, with investment in commercial real estate and commercial business loans, along with the lowest investment in MBS of all Peer Group members.  Asset quality ratios were somewhat more favorable than the Peer Group averages, including higher reserve coverage ratios.

o     Colonial Financial Services of NJ (“COBK”) COBK, operating from 9 offices in New Jersey, reported a lower loans/assets and higher deposits/assets ratios compared to the Peer Group.  The equity/assets ratio was slightly below the Peer Group average.  Profitability was slightly above the Peer Group average, achieved through much lower operating expenses compared to the Peer Group.  COBK had modest diversification away from residential assets and a higher investment in MBS in relation to the Peer Group average, resulting in a lower risk-weighted assets-to-assets ratio.  Asset quality ratios were less favorable than the Peer Group, including the highest level of non-accruing loans of all Peer Group members.

o     Hampden Bancorp, Inc. of MA (“HBNK”) HBNK, with a branch office network of 9 branches, maintains higher loans/assets and lower deposits/assets ratios as the Peer Group as a whole.  Reporting a modest decrease in assets during the most recent 12 months, HBNK’s tangible equity position remained above the Peer Group average.  Below average profitability was mainly related to higher levels of provisions.  The loan portfolio composition was similar to the Peer Group average, with the exception of a higher investment in MBS.  Problem asset ratios were less favorable than the Peer Group averages.

o     Peoples Federal Bancshares Inc. of MA (“PEOP”) PEOP, operating out of 6 offices in Massachusetts, reported an equity/assets ratio well above the Peer Group.  Above average profitability was supported by lower levels of provisions and lower operating expenses.  Loans were concentrated in residential and commercial assets, as there was modest diversification into other loan types.  Asset quality ratios were more favorable than the Peer Group.

o     Central Bancorp of Somerville MA (“CEBK”) CEBK operates out of 11 office locations in Massachusetts.  CEBK reported an equity/assets ratio lower than the Peer Group average.  Net income was second lowest of all Peer Group members, a result of higher interest expense, provisions and operating expenses.  CEBK reported the second highest proportion of 1-4 family loans as a

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

percent of assets and had modest levels of diversification in other areas.  Asset quality ratios were less favorable than the Peer Group.

o     Newport Bancorp Inc. of RI (“NFSB”) Newport, operating out of 6 offices in Rhode Island, maintained the second highest loans/assets ratio and highest borrowings ratio of all Peer Group companies.  Newport’s net income was in line with the Peer Group average, with income supported by a high interest income ratio, offset in part by a higher interest expense ratio.  Reporting the highest proportion of 1-4 family residential loans in portfolio, loan diversification included investment in commercial real estate.  Asset quality ratios were more favorable than the Peer Group, with Newport having the highest reserve coverage ratios of all Peer Group members.

o     CMS Bancorp Inc. of NY (“CMSB”) CMSB, the second smallest Peer Group member, reported a balance sheet that closely matched the Peer Group averages in terms of investment and funding.  The equity/assets ratio was well below the Peer average.  Reporting the lowest profitability of all Peer Group members, net income was unfavorably affected by limited non-interest income and somewhat higher operating expenses.  Loan diversification was concentrated in commercial real estate and commercial business loans, with investment in residential assets above the Peer averages.  Asset quality ratios were less favorable than the Peer Group averages.

o     Mayflower Bancorp, Inc. of MA (“MFLR”) MFLR, the smallest Peer Group company, reported a relatively low level of loans and a higher level of deposits than the Peer averages.  Net income was supported by the highest level of net interest income of all Peer Group members, offset in part by lower non-interest income and higher operating expenses.  Mayflower recorded the highest investment in residential assets of all Peer Group companies, and thus had limited diversification into other loan types.  On balance, asset quality ratios were more favorable than the Peer Group as a whole.

The companies selected for the Peer Group were relatively comparable to Georgetown on average, and are considered to be the “best fit” Peer Group.  While there are many similarities between Georgetown and the Peer Group on average, there are some notable differences that lead to valuation adjustments.  The following comparative analysis highlights key similarities and differences of Georgetown relative to the Peer Group.

In aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (12.0% of assets versus 11.2% for all public thrifts) and generate a higher ROA (0.34% for the Peer Group versus 0.09% for all public thrifts).  Accordingly, the Peer Group companies have an ROE that is well above all public companies (ROE of 2.62% for the Peer Group versus 0.09% for all public companies).  Overall, the Peer Group’s pricing ratios were at a modest discount to all publicly traded thrift institutions on a price/tangible book value basis and a premium on a price/core earnings basis (many public

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

companies did not have meaningful core earnings multiples owing to their trailing  twelve month loss position).

[Table Omitted]

Financial Condition

Table 3.2 shows comparative balance sheet measures for Georgetown and the Peer Group, reflecting balances as of December 31, 2011, or the latest date available.  On a reported basis, Georgetown’s equity-to-assets ratio of 10.2% was below the Peer Group’s average equity/assets ratio of 12.4%.  This difference is somewhat decreased when focusing on the tangible equity-to-assets ratios for Georgetown and the Peer Group, which equaled 10.2% and 12.0%, respectively.  On a pro forma basis, Georgetown’s equity ratios at the midpoint of the offering range will be higher than the Peer Group average and median ratios.

The increase in Georgetown’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth.  The Company’s operating strategy is focused on increasing earnings through ongoing business lines and the current branch network.  Many of the Peer Group companies have adopted similar strategies and they have already leveraged their capital positions.  Thus, the business plan implementation by the Company to increase earnings and ROE to Peer Group levels is subject to both execution risk in the current environment, which must be considered in the valuation adjustments.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects differences in terms of proportion of cash, investment, and MBS at 14.4% and 27.6%, respectively, although the Company maintains a higher proportion of cash and equivalents while the Peer Group maintains a higher proportion of MBS and investments. The Company maintained a loan-to-assets ratio of 81.2% that is well above the Peer Group average of 66.5%.  Georgetown Bancorp’s investment in BOLI at 1.4% is below the Peer Group average of 1.8%.  Overall, the Company’s IEA (excluding BOLI) amounted to 95.6% of assets, which is modestly higher than the Peer Group’s average ratio of 94.1%. On a pro forma basis following the Second Step Conversion, the proceeds from the Offering will immediately be invested in short-term investments pending the longer-term deployment into other IEA such as investment securities with laddered maturities and/or loans, so the Company’s current IEA advantage will continue.

The Company’s funding liabilities reflect a funding strategy based on deposits that is similar to the Peer Group.  The Company’s deposits equaled 75.8% of assets, which was above the Peer Group’s average ratio of 74.9%.  On the other hand, the Peer Group maintained a lower level of borrowings than the Company, as indicated by borrowings-to-assets ratios (including subordinated debt) of 12.9% and 11.5% for the Peer Group and the Company, respectively.  Total interest-bearing liabilities (“IBL”) maintained by the Company and the Peer Group, as a percent of assets, equaled 88.7% and 86.4%, respectively.

A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix.  Presently, the Company’s IEA/IBL ratio of 107.8% is just below the Peer Group’s average ratio of 109.1%.  The additional capital realized from stock offering proceeds will increase the IEA/IBL ratio, as the net proceeds realized from Georgetown’s stock offering are expected to be reinvested into IEA and the increase in the Company’s equity position will result in a lower level of IBL funding assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  The Company and the Peer Group’s growth rates are based on annual growth for the December 31, 2011 or latest 12 months reported.  The Company recorded an asset decline of 2.8% for the most recent 12 month period.  In contrast, the Peer Group on average demonstrated asset growth of 2.3%, as nine of the Peer Group companies increased their size primarily as levels of cash and investments (including MBS) increased. The Company’s asset

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

decline was due to a 0.3% decrease in deposits while the Peer Group’s deposits increased at a modest rate equal to 4.3% over the last 12 months.  The Company’s equity increased during the 12 month period at a rate well above the Peer Group’s modest growth.  The Company’s post-conversion equity growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position.

Income and Expense Components

Table 3.3 shows comparative income statement measures for Georgetown and the Peer Group, reflecting earnings for the last 12 months.  The Company reported a comparable net income to average assets ratio of 0.51% versus the Peer Group’s ratio of 0.40%, with Georgetown reporting a more favorable net interest income ratio, higher provisions, lower non-interest income, higher operating expenses and slightly higher non-operating income.  These differences are described more fully below.  The Company’s higher interest income to average assets ratio (5.40% versus 4.27% on average for the Peer Group) was mainly the result of higher asset yields, while funding costs were similar.  As a result, the Company held an advantage to the Peer Group in terms of the net interest income to average assets ratio (4.18% for Georgetown and 3.12% for the Peer Group).  On a pro forma basis, the reinvestment of the offering proceeds should further increase the Company’s net interest income, although the net interest income ratio may decline due to the current low reinvestment rates available.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.32% and 0.73% of the Company’s and the Peer Group’s average assets, respectively.  The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Georgetown’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 75.6% was more favorable than the Peer Group’s efficiency ratio of 80.5%.

In another key area of core earnings strength, Georgetown maintained a higher level of operating expenses than the Peer Group.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.40% and 3.10%, respectively.  In concert with the Company’s higher operating expense ratio, assets per full time equivalent employee were lower, $4,431 for Georgetown versus $5,195 for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.48% and 0.24% of average assets, respectively.  Both these figures reflect expenses incurred in relation to management of asset quality.

Net gains realized from the sale of assets had a slightly larger impact on the Company’s earnings, as the Company and the Peer Group reported net gains equal to 0.18% and 0.07% of average assets, respectively.  The Company’s gains on sale consisted of gains on the sale of fixed rate loans into the secondary market.  Typically, gains and losses generated are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations.  Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor.  However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a more significant impact on the Company’s earnings, as Georgetown and the Peer Group posted effective tax rates of 36.57% and 35.56%, respectively.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities).  The Company’s loan portfolio composition reflected a slightly lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (43.0% of assets versus 47.5% for the Peer Group).  The Company’s lower ratio was attributable to maintaining lower concentrations of mortgage-backed securities.  Loans serviced for others equaled 29.1% and 9.9% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Company’s earnings.  The Company maintained loan servicing intangibles equal to $458,000, while the Peer Group maintained relatively modest balances of loan servicing intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Diversification into higher risk and higher yielding types of lending was more significant for the Company compared to the Peer Group’s lending diversification.  Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (24.7% of assets), followed by construction loans (11.7% of assets).  Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (21.2% of assets), while commercial business loans constituted the second largest area of lending diversification for the Peer Group (4.8% of assets).  Other areas of lending diversification for the Peer Group included construction/land loans (2.0% of assets) and consumer loans (2.8% of assets).  Lending diversification for the Company also included a modest balance of commercial business loans (5.1% of assets).  Overall, the composition of the Company’s assets provided for a higher risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (72.8% versus 63.5% for the Peer Group).

Credit Risk

The ratio of NPAs/assets equaled 1.59% for the Company versus an average of 1.92% for the Peer Group, as shown in Table 3.5.  Moreover, to place the Company’s ratio of NPAs into perspective, it should be noted that the average ratio for all publicly traded thrifts equaled 3.42% of assets.  It should also be noted that essentially all of the Company’s NPAs are concentrated in non-performing loans (“NPLs”) and, as a result, there remains an increased propensity for loss in the event of the foreclosure process is prolonged.

Georgetown and the Peer Group maintained a similar level of loss reserves as a percent of loans, while the Company reported lower reserve coverage ratios in relation to NPLs and total NPAs.  Specifically, the Company’s and Peer Group’s ratios of reserves/loans equaled 1.13% and 1.14%, respectively..  In terms of the reserve coverage ratio relative to NPAs and 90+ day delinquent loans, the Company’s ratio of 57.67% is well below the 66.31% reserve coverage ratio for the Peer Group.  Chargeoffs over the most recent 12 month period for Georgetown equaled 0.48% of loans, which was well above the Peer Group average of 0.21%.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, the Company’s interest rate risk characteristics were considered less favorable than the Peer Group’s, as

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios.  However, this slight disadvantage was offset by the Company’s lower ratio of non-interest earning assets.  To analyze the associated interest rate risk, we reviewed quarterly changes in net interest income as a percent of average assets for the Company and the Peer Group.  Both demonstrate quarter to quarter volatility, with Georgetown reporting a higher level of volatility.  On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Georgetown.  In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines as reissued by the OCC specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Georgetown Bancorp’s operations and financial condition; (2) monitor Georgetown Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

market for thrift stocks and Georgetown Bancorp’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Georgetown Bancorp’s value, or Georgetown Bancorp’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.            Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

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             Overall A/L Composition.  In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a correspondingly lower level of cash and investments.  The compositions of funding sources were similar for both.  Lending diversification into higher risk and higher yielding types of loans was more significant for Georgetown Bancorp, which resulted in a higher risk weighted assets-to-assets ratio for the Company.  In comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets.  Georgetown Bancorp’s cost of funds was slightly higher than the Peer Group’s cost of funds.  As a percent of assets, the Company maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

           Credit Quality.  The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios.  Loss reserves as a percent of non-performing loans were higher for the Company than the Peer Group median, while loss reserves as a percent of loans were equal for both.  Net loan charge-offs were a larger factor for the Company.  As noted above, the Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio.  Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

           Balance Sheet Liquidity.  Georgetown Bancorp maintained a lower level of cash and investment securities relative to the Peer Group (14.4% of assets versus 27.6% for the Peer Group) as a result of the Company’s larger investment in loans.  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments.  The Company’s future borrowing capacity was considered to be comparable to the Peer Group’s borrowing capacity, given the similar levels of borrowings currently funding the Company’s and the Peer Group’s assets.  Overall, RP Financial concluded that balance sheet liquidity was a slightly negative factor in our adjustment for financial condition.

           Funding Liabilities.  The Company’s interest-bearing funding composition reflected slightly higher concentrations of deposits and borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company.  Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to the Peer Group’s higher equity position.  Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets.  Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

             Equity.  The Company currently operates with a lower equity-to-assets ratio than the Peer Group.  However, following the stock offering, Georgetown Bancorp’s pro forma capital position should modestly exceed the Peer Group’s equity-to-assets ratio.  The Company’s higher pro forma capital position implies somewhat greater leverage capacity, a lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses.  At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE.

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On balance, RP Financial concluded that equity was a slightly positive factor in our adjustment for financial condition.

On balance, Georgetown Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.            Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

             Reported Earnings.  The Company reported net income equal to 0.51% of average assets, versus net income equal to 0.40% of average assets for the Peer Group.  The Company’s higher return was largely attributable a higher net interest income ratio and higher non-operating income.  Comparatively, the Peer Group maintained earnings advantages with respect to loan loss provisions, non-interest operating income, operating expenses and the effective tax rate.  Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be offset by implementation of additional stock benefit plans in connection with the second-step offering.  On balance, RP Financial concluded that the Company’s reported earnings were a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

             Core Earnings.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings.  Georgetown Bancorp operated with a higher net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income.  The Company’s higher and lower ratios for net interest income and operating expenses, respectively, translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.23x versus 1.01X for the Peer Group).  Similarly, the Company’s efficiency ratio of 75.6% was more favorable than the Peer Group’s efficiency ratio of 80.5%.  Loan loss provisions had a larger negative impact on the Company’s earnings.  These measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion equity base capital, which will be negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will continue to be more favorable than the Peer Group.  Therefore, RP Financial concluded that this was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

             Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Company’s net interest margin.  Other measures of interest

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rate risk, such as equity and IEA/IBL ratios were more favorable for the Peer Group.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that should exceed the comparable Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

             Credit Risk.  Loan loss provisions were a larger factor in Georgetown Bancorp’s earnings (0.48% of average assets versus 0.24% of average assets for the Peer Group).  In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, and lending diversification into higher risk types of loans was more significant for Georgetown Bancorp.  Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while loss reserves as a percent of loans were higher for the Peer Group.  Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

   Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, Georgetown Bancorp maintained a higher interest rate spreads, which would tend to provide for higher net interest income ratio for the Company going forward based on the current prevailing interest rate environment.  Second, the infusion of stock proceeds will provide the Company with slightly greater growth potential through leverage than currently maintained by the Peer Group.  Third, the Company’s lower ratio of non-interest operating income and the higher operating expense ratio were viewed as respective disadvantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

             Return on Equity.  Currently, the Company’s core ROE is more favorable than the Peer Group’s core ROE.  As the result of the increase in equity that will be realized from the infusion of net stock proceeds into the Company’s existing equity, the pro forma return on equity on a core earnings basis can be expected to be reduced somewhat.  Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Georgetown Bancorp’s pro forma earnings strength was considered to be similar to the Peer Group and, thus, no valuation adjustment was applied for profitability, growth and viability of earnings.

3.            Asset Growth

Georgetown Bancorp’s assets decreased at an annual rate of 2.75% during the most recent 12 month period while the Peer Group’s assets increased by 2.3% over the same time period.  The Company’s asset decline reflected the lowered level of economic activity and

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lending opportunities in the market area during the year ended December 31, 2011, during which the Company utilized excess cash from loan repayments and prepayments and maturing investment securities to pay off maturing borrowed funds.  Nine of the ten Peer Group companies reported increases in assets, with cash and investments and loans receivable reporting modest growth.  For Georgetown Bancorp, loans decreased while cash and investments increased materially.  On a pro forma basis, Georgetown Bancorp’s tangible equity-to-assets ratio is expected to be somewhat higher than the Peer Group’s tangible equity-to-assets ratio, indicating a somewhat greater amount of additional leverage capacity for the Bank.  However, the Company’s competitive position in the market area remains limited, and on balance, we concluded that a slight downward adjustment was warranted for asset growth due to the recent reduction in assets.

4.            Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  Georgetown Bancorp serves the northern Boston metropolitan area through its three office locations in Essex County.  Operating in a relatively slow growing densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment.  The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Georgetown Bancorp.  The competitiveness of the market area is highlighted by the Company’s very low market share of deposits in Essex County.

The Peer Group companies generally operate in counties with smaller sized populations than Essex County, although five of the Peer Group companies operate in eastern Massachusetts and one is located in Rhode Island.  Population growth for the primary market area counties served by the Peer Group companies reflected a wide range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were in general less than Essex County’s historical population growth rates.  Future population growth rates are expected to be similar.  Essex County’s per capita income was higher than the Peer Group’s per capita income measure and the Peer Group’s primary market area counties were relatively less affluent markets within their respective states compared to Essex County.  The average and median deposit market shares maintained by the Peer Group companies were well above the Company’s nominal market share of deposits in Essex County.  Overall, the degree

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of competition faced by the Peer Group companies was viewed to be similar as faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar to the Company’s primary market area.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5.  As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Essex County.  On balance, we concluded that no valuation adjustment was appropriate for the Company’s market area in comparison to the Peer Group.

[Table Omitted]

5.            Dividends

The Company currently does not pay a dividend.  After the second-step conversion, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.04% to 5.00%.  The average dividend yield on the stocks of the Peer Group institutions was 1.24% as of February 24, 2012, representing an average payout ratio of 23.25% of core earnings.  As of February 24, 2012, approximately 65% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.67%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company currently does not pay a dividend, it will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization and earnings.  On balance, due to the lack of a current dividend as a second step conversion, we concluded that a slight downward adjustment was warranted for this factor.

6.            Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ.  Typically, the number of

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shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $14.1 million to $105.7 million as of February 24, 2012, with average and median market values of $57.4 million and $58.8 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.7 million to 6.8 million, with average and median shares outstanding of 4.5 million and 4.9 million, respectively.  The Company’s second-step stock offering is expected to provide for a pro forma market value that will be substantially lower than the Peer Group’s median market capitalization, along with a notably lower number of shares outstanding compared to the Peer Group’s average and median shares outstanding.  The Company’s stock is expected to be listed on the NASDAQ, similar to the Peer Group companies.  Based on these factors, we concluded that a moderate downward adjustment was necessary for this factor.

7.            Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Georgetown Bancorp’s:  (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Massachusetts; and (D) the market for the public stock of Georgetown Bancorp.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

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In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  The rally in the broader stock market continued at the start of the third quarter of 2011, as the Dow Jones Industrial Average (“DJIA”) approached a new high for 2011 amid indications the U.S. economy may be regaining momentum following a surprising jump in June manufacturing activity.  Stocks reversed course following the disappointing employment report for June, which raised fresh doubts about the strength of the U.S. economy.  Deepening concerns about the euro-zone debt crisis and the fiscal and economic woes of the U.S. further depressed stocks heading into mid-July.  Volatility was evident in the broader stock market heading into the second half of July, as investors weighed generally favorable second earnings reports against threatened debt defaults in the U.S. and Europe.  Stocks closed out July posting their biggest weekly drop in over a year on continuing debt-ceiling worries.  Signs of a weakening global economy accelerated the sell-off in the broader stock market at the beginning of August.  The downgrade of the U.S.’s credit rating sparked a global selloff on August 8th, pushing the DJIA to its sharpest one-day decline since the financial crisis in 2008.  Stocks rebounded the following day on hopes that the Federal Reserve would take some action to avert a meltdown in the financial markets.  Significant volatility continued to prevail in the stock market throughout the week, with the DJIA swinging higher or lower by over 400 points for four consecutive trading days.  Stocks concluded the volatile week closing higher, which was supported by a favorable report for July retail sales.  Volatility continued to prevail in the broader stock market through the second half of August 2011, reflecting uncertainty related to the European debt crisis, the U.S. economy and the possibility of the Federal Reserve taking further action to help boost the economy.  A dismal employment report for August pulled stocks lower in early-September, as no jobs were added in August and the unemployment rate remained at 9.1%.  Stocks rallied on news of a shakeup in Bank of America’s top management, which was followed by a sharp downturn attributed to rising fears about Europe’s debt crisis following the resignation of the top German official at the European Central Bank.  Doubts about President Obama’s stimulus proposal to revive the U.S. economy factored into the negative investor sentiment as well.  Stocks rebounded in mid-September, as an agreement for central banks to provide liquidity to the European banking system boosted investor confidence.  Following the Federal Reserve’s gloomy assessment of the economy at the conclusion of its two-day meeting, stocks tumbled heading into the end of the third quarter.  Bank stocks were particularly weak, based on concerns that the Federal Reserve’s plans to reduce long-term yields would result in tighter spreads for financial institutions.  Market volatility was particularly evident at the close of the third quarter, reflecting

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investor uncertainty about the European-sovereign debt crisis, a U.S. economy showing signs of falling back into a recession and signs that China’s economy was slowing down.  Overall, the DJIA was down 12% in the third quarter, which was its largest percentage decline since the first quarter of 2009.

At the start of the fourth quarter of 2011, day-to-day fluctuations in the broader stock market continued to be dominated by news regarding Europe’s sovereign-debt problems.  The S&P 500-stock index briefly moved into bear-market territory on fears of a European debt default, which was followed by a strong rebound after the leaders of France and Germany promised to strengthen European banks.  A positive report on September U.S retail sales and more signs of progress in Europe’s sovereign-debt crisis helped to push the DJIA into positive territory in mid-October.  Mixed third quarter earnings reports and ongoing euro-zone concerns provided for more volatility in the broader stock market through the end of October.  Overall, the DJIA was up 9.5% for October, which was its best one-month performance in nine years.  The broader stock market continued to perform unevenly throughout November, as investors reacted to ongoing developments concerning Europe’s sovereign debt and mixed economic data.  Notably, the DJIA turned in its worst Thanksgiving week performance since the market began observing the holiday, as Europe’s debt problems and lackluster economic data weighed on the broader stock market.  Comparatively, stocks rallied strongly to close out November and into early-December, which was supported by news that major central banks agreed to act together to make it less costly for European banks to borrow U.S. dollars and a better-than-expected U.S. employment report for November.  Stocks traded unevenly heading into mid-December, as investors reacted to the latest developments concerning Europe’s ability to tackle its debt crisis.  Encouraging news coming out of Europe and some reports showing a pick-up in U.S. economic activity supported a positive trend in the broader stock market to close out 2011.  For all of 2011, the DJIA ended 2011 with a gain of 5.5% and the NASDAQ Composite was down 1.8% for the year.  Over the course of 2011, the S&P 500 had been up as much as 8.4% in late-April and down nearly 13% in early-October.  For all of 2011, the S&P 500 was essentially unchanged.

More signs of an improving U.S. economy sustained a generally positive trend in the broader stock market at the start of 2012.  Major stock indexes moved to six-month highs in mid-January, as investors responded to encouraging jobs data and solid fourth quarter earnings posted by some large banks.  Disappointing economic data, including weaker than expected new home sales in December and fourth quarter GDP growth falling short of expectations,

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contributed to the DJIA posting its first weekly loss of 2012 in late-January.  Notwithstanding the downward trend in late-January, gains in the major stock indexes for January were the largest in fifteen years.  A strong jobs report for January helped stocks regain some traction in early-February, with the DJIA moving to its highest close since May 2008.  During February the market continued to trend upward, as expectations for a resolution to the Greek financial crises and other factors led to a more positive environment.  On February 24, 2012, the DJIA closed at 12982.95, an increase of 7.6% from one year ago and an increase of 4.7% year-to-date, and the NASDAQ closed at 2963.75, an increase of 8.2% from one year ago and an increase of 11.9% year-to-date.  The Standard & Poor’s 500 Index closed at 1365.74 on February 24, 2012, an increase of 4.6% from one year ago and an increase of 6.9% year-to-date.

The market for thrift stocks has been somewhat volatile as well in recent quarters, but in general underperformed the broader stock market.  The thrift sector paralleled trends in the boarder stock market at start of the third quarter of 2011, initially rallying on upbeat economic data showing an unexpected increase in June manufacturing activity followed by a pullback on the disappointing employment for June.  Second quarter earnings reports for thrifts were generally better compared to the year ago period, which along with U.S. debt worries, provided for a narrow trading range for thrift stocks through mid-July.  Thrift stocks followed the broader market lower in-late July, which was largely related to the ongoing debt stalemate in Washington.  Financial stocks plunged following the downgrade of the U.S.’s credit rating, as fears about the health of the U.S. banking system returned to the market.  The volatility that prevailed in the broader stock market during the week that followed the downgrade of U.S. debt was particularly evident in the financial sector, with thrift stocks underperforming the broader stock market.  Notably, thrift stocks diverged from the broader stock market at the end of the week, as a weak reading for consumer sentiment pressured thrift stocks lower.  Consistent with the broader stock market, thrift stocks traded unevenly during the second half of August.   Following a late-August rebound, the weak employment numbers for August pushed thrift stocks lower in early-September.  Financial stocks led a one-day rally in the broader stock market on news of Bank of America’s changes to top management, which was followed by a selloff heading into mid-September on worries about the U.S. economy and the debt crisis in Europe.  Financial stocks were among the primary beneficiaries of a more optimistic outlook for the debt crisis in Europe, as bank and thrift stocks experienced a week-long rally in mid-September.  Comparatively, financial stocks led the market sharply lower going into final weeks of the third quarter, as investors responded to the Federal Reserve’s announcement of “Operation Twist”, a

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program intended to put downward pressure on longer-term interest rates and, thereby, increase an institution’s exposure to net interest margin compression.

Bank and thrift stocks led a sharp market downturn to start out the fourth quarter of 2011, as investors were unsettled when Greece’s government indicated that it would miss its deficit target in 2011.  Indications that European policymakers were moving forward with plans to stabilize Europe’s banks and resolve Europe’s debt crisis pushed bank and thrift stocks and the broader market higher heading into mid-October.  Thrift stocks underperformed the broader stock market in mid-October, as third quarter earnings reports for some of the nation’s largest banks showed decreases in revenues.  Shares of financial stocks rallied in late-October, as European leaders hashed out an eleventh hour agreement to address the fallout from Greece’s debt woes.  Volatility prevailed in bank and thrift stocks through most of November, which was largely tied to changes in sentiment over resolution of Europe’s sovereign debt problems.  Thrift stocks traded lower along with the broader stock market Thanksgiving week and more than recovered those losses the following week, as financial shares were the strongest gainers on news about a coordinated plan by major central banks to cut short-term borrowings rates and U.S. employment growth picked up speed in November.  Thrift stocks were largely trendless heading into mid-December, as investors reacted to generally positive economic data and the conclusion of the European summit.  A strong report on housing starts in November and Spain’s second successful debt auction boosted financials along with the broader stock market in late-December.  Thrift stocks closed out 2011 generally trending higher, as financials benefitted from economic reports showing a brightening picture for the U.S. economy.  For 2011 overall, the SNL Index for all publicly-traded thrifts showed a decline of 18.7%.

Some more encouraging news on the economy helped to sustain the advance in thrift stocks at the beginning of 2012.  Bank and thrift stocks did not keep pace with the broader stock market heading into the second half of January, as financials traded in a narrow range on mixed fourth quarter earnings reports coming out of the sector.  Financial stocks led the broader market lower in late-January, as investors focused on the standoff between Greece and its creditors and Goldman Sachs cut its rating on Bank of America.  The better-than-expected employment report for January boosted thrift stocks in early-February, which was followed by a slight pullback on some profit taking.  On February 24, 2012, the SNL Index for all publicly-traded thrifts closed at 508.25, a decrease of 13.7% from one year ago and an increase of 3.8% year-to-date.

B.         The New Issue Market

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In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and one second-step conversion have been completed during the past three months.  The second-step conversion offering is considered to be more relevant for Georgetown Bancorp’s pro forma pricing.  The

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[Table Omitted]

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[Table Omitted]

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closing pro forma price/tangible book ratio of the single second-step conversion offering equaled 65.6%.  Furthermore, the single recent second-step conversion offering reflected price appreciation of 2.6% after the first week of trading.  As of February 24, 2012, the recent second-step conversion offering reflected a 3.1% increase in price.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange.  The current P/TB ratio of the fully-converted recent conversions equaled 69.87%, based on closing stock prices as of February 24, 2012.

C.        The Acquisition Market

Also considered in the valuation was the potential impact on Georgetown Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts.  As shown in Exhibit IV-4, there were nine Massachusetts thrift acquisitions completed from the beginning of 2009 through February 24, 2012, and there is currently one acquisition pending of a Massachusetts savings institution.  The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Georgetown Bancorp’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Georgetown Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.        Trading in Georgetown Bancorp’s Stock

Since Georgetown Bancorp’s minority stock currently trades under the symbol “GTWN” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis.  Georgetown Bancorp had a total of 2,695,711 shares issued and outstanding at February 24, 2012, of which 1,168,224 or 43.3% of shares were held by public shareholders and traded as public securities.  The Company’s stock, which is not actively traded, showed a 52 week trading range of $5.06 to $8.00 per share through February 24, 2012.  The Company’s stock closed at $6.50 per share on February 24, 2012, implying a market value of $17.5 million.

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There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company.  Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding.  Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level.  As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.         Management

Georgetown Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of Georgetown Bancorp’s Board of Directors and senior management.  The Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.  Georgetown Bancorp currently does not have any executive management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.         Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OCC regulated institution, Georgetown will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are

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adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

[Table Omitted]

Valuation Approaches

In applying the accepted valuation methodology promulgated by OCC and utilized by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•     P/B Approach.  In practice, investors also focus on the price/tangible book value ratio.  The P/TB ratio has been considered a benchmark of trading value due to volatility of industry earnings, particularly as earnings of a newly converted company do not reflect full reinvestment benefits of proceeds, and that earnings involve assumptions regarding the use of proceeds.  The P/TB ratio is significantly impacted by the offering proceeds in the numerator and denominator, the pro forma P/TB is typically discounted from the market average.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.

•     P/E Approach.  The P/E approach is historically the preferred valuation approach (consistent with valuation guidelines).  New conversions often trade with higher P/E

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ratios reflecting market expectations that earnings will grow with reinvestment and leveraging of new capital.

•     P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•     Trading of GTWN stock.  Converting institutions generally do not have stock outstanding.  Georgetown Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership.  Since Georgetown Bancorp’s stock is currently quoted on the OTC Bulletin Board, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation.  Based on the February 24, 2012 closing stock price of $6.50 per share and the 2,695,711 shares of Georgetown Bancorp stock outstanding, the Company’s implied market value of $17.5 million was considered in the valuation process.  However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Georgetown Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis, we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity.  At December 31, 2011, the MHC had unconsolidated net assets of $5,000.  This entry has been added to the Company’s December 31, 2011 reported financial condition information to reflect the consolidation of the MHC into the Company’s operations.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 24, 2012, the aggregate pro forma market value of Georgetown Bancorp’s conversion stock equaled $17,648,020 at the midpoint, equal to 1,764,802 shares at $10.00 per share.  The $10.00 per share price was determined by the Georgetown Bancorp Board.  The midpoint and resulting

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valuation range is based on the sale of a 56.7% ownership interest to the public, which provides for a $10,000,000 public offering at the midpoint value.

1.            Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Company’s reported and core earnings both equaled $1.0 million for the twelve months ended December 31, 2011 as the Company recorded no gains or losses outside of core business operations.  See Exhibit IV-9 for the adjustments to the Peer Group’s earnings in the calculation of core earnings.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $17.6 million midpoint value both equaled 19.34 times which provided for a discount of 4.9% and a discount of 10.8% relative to the Peer Group’s average reported and core P/E multiples of 20.33 times and 21.68 times, respectively (see Table 4.5).  In comparison to the Peer Group’s median reported and core earnings multiples which equaled 15.30 times and 18.54 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated a premium of 26.4% and a premium of 4.3%, respectively.  At the top of the super range, the Company’s reported and core P/E multiples equaled 26.45 times.  In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected a premium of 30.1% and a premium of 22.0%, respectively.  In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 72.9% and 42.7%, respectively.

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[Table Omitted]

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2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $17.6 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 62.85%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 81.09% and 84.71%, the Company’s ratio reflected a discount of 22.5% on a P/B basis and a discount of 25.8% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 81.31% and 87.16%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 22.7% and 27.9%, respectively.  At the top of the super range, the Company’s P/B and P/TB ratios both equaled 75.64%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 6.7% and 10.7%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 7.0% and 13.2%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, particularly in light of the ratios reflected in the Company’s pro forma core P/E multiples.

3.            Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $17.6 million midpoint of the valuation range, the Company’s value equaled 8.52% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.07%, which implies a discount of 15.4% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 9.29%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 8.3%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously,

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one second-step conversion has been completed within the past three months and closed at a pro forma price/tangible book ratio of 65.6% (see Table 4.2) and 2.6% above its offering price after the first week of trading.  In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 4.1%.  The current P/TB ratio of the recent second-step conversion based on closing stock prices as of February 24, 2012, equaled 67.62%.  In comparison to the current P/TB ratio of the recent second-step conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 7.1% and at the top of the super range the Company’s P/TB ratio reflects an implied premium of 11.9%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 24, 2012, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $17,648,020 at the midpoint, equal to 1,764,802 shares at a per share value of $10.00.  The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:  $15,000,820 or 1,500,082 shares at the minimum; $20,295,220 or 2,029,522 shares at the maximum; and $23,339,500 or 2,333,950 shares, at the super maximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $10,000,000, equal to 1,000,000 shares at $10.00 per share.  The resulting offering range and offering shares, all based on $10.00 per share, are as follows:  $8,500,000, or 850,000 shares, at the minimum; $11,500,000 or 1,150,000 shares at the maximum; and $13,225,000 or 1,322,500 shares, at the super maximum.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully-converted company.  The exchange ratio has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders.  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering

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and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.65467 shares of the Company for every share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.55647 at the minimum, 0.75287 at the maximum and 0.86580 at the super maximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.